EXHIBIT 99.1
IDM presents results of its phase I trial of its Collidem® dendritic cell vaccine in patients with advanced Colorectal Cancer at GI-ASCO meeting in San Francisco
SAN DIEGO – January 30, 2006. Researchers from the University of California at San Francisco reported at the 2006 ASCO Gastrointestinal Cancers Symposium on results of a phase I trial of IDM Pharma, Inc.’s (Nasdaq: IDMI) Collidem® dendritic cell vaccine. In this trial, patients with advanced colorectal cancer who had failed standard therapies were vaccinated with dendritic cells loaded with a cocktail of immunogenic peptides (epitopes) derived from well characterized tumor antigens. Intradermal administration of the vaccine was well tolerated with only mild injection site reactions reported. CD8 antigen specific responses were observed in a subset of patients that were broad (to multiple peptides) and sustained (detected at multiple time points) and could be detected in both direct and restimulation assays. This pilot study in very advanced patients met its end point showing a well-tolerated treatment with the induction of immune responses.
About Colorectal Cancer
Colorectal cancer continues to be a major health problem with a very high mortality rate. Approximately 145,900 new colorectal cancer cases were expected in the United States in 2005 with an estimated 56,920 deaths from the disease. The 5 year relative survival rate of patients with distant stage advanced disease is only 10% (American Cancer Society, Inc 2005; http://www.cancer.org). More effective and well tolerated treatments are critically needed.
About Collidem
The Collidem cancer vaccine candidate used in this trial is a dendritic cell vaccine, made from the patient’s blood leukocytes, that have been loaded with six CTL epitopes from three tumor associated antigens (TAA) including two proprietary native epitopes and four modified, or analog, epitopes. Tolerance to TAA, which is a failure of the immune system to recognize the cancer as diseased tissue, is broken by using these analog epitopes which enhance the potency of the T cell response. The dendritic cells are also loaded with PADRE®, a universal HTL epitope also included in the vaccine as an immunostimulant.
About IDM Pharma
IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM Pharma currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM Pharma has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit http://www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including the status of development of IDM’s Collidem colorectal vaccine candidate and the possible benefits of Collidem in treating colorectal cancer. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the possibility that Collidem may not prove to be safe or show evidence of clinical activity in the current clinical trial, that analog epitopes may not break tolerance to tumor associated antigens, or that PADRE may not prove to be an effective immunostimulant. Other factors that could cause or contribute to differences in actual results include, but are not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, including the collaboration with Sanofi-Aventis, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, in IDM’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2005, and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500
IDM Pharma Inc.   5820 Nancy Ridge Drive   San Diego, California 92121   Tel (858) 860 2500   Fax (858) 860 2600   www.idm-biotech.com